Exhibit 99.1

VERITAS DGC INC. ANNOUNCES APPOINTMENTS OF TWO OFFICERS

Houston, Texas – November 7, 2005 – Veritas DGC Inc. (NYSE & TSX: VTS) announced today the appointment of Vincent M. Thielen as Vice President, Business Development and Dennis S. Baldwin as Vice President, Corporate Controller.

Prior to his new appointment, Mr. Thielen was the Company’s Vice President, Corporate Controller, having assumed that role in September 2003.  Prior to September 2003, he served as the Company’s corporate controller for four years.  In his role as Vice President, Business Development, Mr. Thielen will focus on identifying new business opportunities for the Company.

Mr. Baldwin, 44, joined Veritas in June, 2005, as chief financial officer for Veritas’s North America / South America region.  From April 2002 until joining Veritas, Mr. Baldwin was employed by Universal Compression Holdings Inc., most recently as corporate controller and principal accounting officer.  From 1989 through April 2002, he was employed by CEMEX/Southdown Inc. and its predecessor, Southdown, Inc., in a variety of financial and accounting roles.  Mr. Baldwin is a certified public accountant and has experience with a major public accounting firm.  In his new role at Veritas, Mr. Baldwin will serve as the Company’s chief accounting officer.

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects.  All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions.  These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical information and services to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations	(832) 351-8821